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Exhibit 11.1

                                          COMPUTATION OF EARNINGS PER SHARE


                                                                Three Months Ended              Six Months Ended
                                                                     June 30,                       June 30,
                                                            --------------------------    ---------------------------
                                                               2001            2000           2001           2000
                                                            -----------    -----------    -----------     -----------
                                                                 (In thousands, except share and per share data)

Average common shares outstanding....................         8,912,501      6,072,588      8,868,572       6,106,169

Average common stock equivalents of warrants
   and options outstanding - based on the treasury
   stock method using market price...................            65,199         21,673         63,803          31,932
                                                            -----------    -----------    -----------     -----------

Average diluted common shares outstanding............         8,977,700      6,094,261      8,932,375       6,138,101
                                                            ===========    ===========    ===========     ===========

Net income...........................................       $     2,804    $     1,586    $     5,365     $     3,221

Basic earnings per common share......................              0.31           0.26           0.60            0.53

Diluted earnings per common share....................              0.31           0.26           0.60            0.52
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